Exhibit (11)

[LETTERHEAD OF CLIFFORD CHANCE US LLP]

September 15, 2008

Board of Managers of the Fund

875 Third Avenue

New York, New York 10022

Re:	Aetos Capital Multi-Strategy Arbitrage Fund, LLC

(File Nos. 333-152477; 811-21061) (the “Fund”)

Ladies and Gentlemen:

We have acted as Special Fund Counsel to the Fund, a limited liability company organized under the laws of the State of Delaware, in connection with the registration of $1,500,000,000 of limited liability company interests in the Fund (“Interests”) under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the Fund’s filing of a registration statement on Form N-14 with the Securities and Exchange Commission on or about July 23, 2008 (the “Registration Statement”) with respect to a merger of the Fund with Aetos Capital Market Neutral Strategies Fund, LLC (“Market Neutral”), pursuant to which the Fund will be the surviving entity (the “Merger”), as described in the Registration Statement and in the Agreement and Plan of Merger, dated on or about the date hereof, between the Fund and Market Neutral (the “Agreement and Plan”).

In such capacity, we have reviewed the Registration Statement and such pertinent records and documents including certain resolutions adopted by the Fund’s Board of Managers at a meeting held on May 20, 2008 (the “Resolutions”), approving the Agreement and Plan and authorizing the Merger. We are familiar with the actions taken by the Fund and its Board of Managers in connection with the organization of the Fund and the authorization, and the proposed issuance and sale, of Interests, including but not limited to the adoption of a resolution authorizing the issuance of Interests in the manner described in the Registration Statement. In addition, we have examined and are familiar with the Fund’s Certificates of Formation and the Limited Liability Company Agreement of the Fund, as in effect on the date hereof, and such other documents as we have deemed relevant to the matters referred to in this opinion.

We have examined such Fund records, certificates and other documents and reviewed such questions of law as we have considered necessary or appropriate for purposes of rendering this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to the original documents of all copies submitted to us. As to certain questions of fact material to our opinion, we have relied upon statements of officers of the Fund and upon representations of the Fund made or incorporated by reference in the Registration Statement.

Based upon the foregoing, we are of the opinion that Interests, when issued and sold in the manner described in the Registration Statement and the Agreement and Plan, will be legally issued, fully paid and non-assessable.

We are attorneys licensed to practice only in the State of New York. The foregoing opinion is limited to the Federal laws of the United States and the Limited Liability Company Act of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to us in the Prospectus and Statement of Additional Information constituting a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/    Clifford Chance US LLP